Exhibit 99.1

July 9, 2009

Contact:

Sarah Freeman

212-279-3115 ext. 244

Wise Metals Group LLC Announces

First Quarter Results

•	Company nears completion of can sheet widening project

•	Financial Partnership with Retirement Systems of Alabama Expanded

•	Growth of Recycling and Listerhill Total Maintenance Center Continues

BALTIMORE, Md. — Company officials announced today progress towards the completion of further can sheet product capability by making available a wider-width can sheet coil capable of further expanding the product capability and efficiencies of the operations of Wise’s customers.

“The project is very much near completion and we are on track to begin test production this third quarter,” said Phil Tays, Wise Alloys Plant Manager.

On April 30, 2009 the Company amended its revolving credit facility to pre-fund an additional $46 million under the revolving credit facility providing additional liquidity.

Consolidated shipments for the first quarter of 2009 increased 6% to 150.2 million pounds over fourth quarter 2008 shipments of 141.4 million pounds while sales decreased 9% to $157.8 million compared to fourth quarter 2008 due in large part to a 24% decline in metal prices which averaged $0.87 in the fourth quarter of 2008 compared to $0.66 in the first quarter of 2009.

Adjusted EBITDA after giving effect to the impact of valuing inventory at the lower of cost or market for the first quarter of 2009 was ($3.5) million compared to $15.6 million for the first quarter of 2008 and ($15.3) for the fourth quarter of 2008.

Interest costs for the first quarter of 2009 of $8.4 million reflect a decrease of $0.7 million over the fourth quarter of 2008.

Listerhill Total Maintenance Center LLC (TMC), a wholly-owned subsidiary of Wise Metals Group, was formed in August 2003 with about 22 original employees, operating as a machine shop and primarily staffed with machinists and mechanics.

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“Today we employ about 160 people with skills ranging from engineering and drafting to all levels of multicraft skills and have expanded the business to providing maintenance, fabrication and professional services to industrial customers,” said Chip Flournoy, President of TMC. “Geographically, we service the entire mainland US from our base in Muscle Shoals, Alabama. The industries we serve include Metals, Mining, Minerals, Building Products, Paper, Pulp, Power Generation, Transportation and Construction.”

Wise Recycling’s network of recycling facilities now consist of seven major scrap processing and shipping centers, which are supported by a network of 35 additional buy back centers.

“These buy back centers are in essence, feeder yards for the larger processing and shipping centers,” explained Mr. Garrison Curtis, President of Wise Recycling.

The 7 major operations are located in Charlotte, Raleigh, Bristol, Pensacola, Lexington, Albuquerque and Denver. Wise Recycling also operates an 8th location which is a warehouse in Los Angeles in support of Wise Alloys.

“We are encouraged by the increased opportunities afforded to our Recycling locations to expand organically, primarily through the use of funds generated through Recycling’s own operating performance,” commented Mr. David D’Addario, Chairman and Chief Executive Officer of Wise Metals. “We’re excited in Lexington, KY to be hosting the grand opening of our new and expanded facility there on July 13.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended March 31,
	2009	2008
Net sales	$157,805	$315,663
Cost of sales	185,131	299,875

Gross (deficit) profit	(27,326)	15,788
Operating expenses:
Selling, general, and administrative	2,822	2,919

Operating (loss) income	(30,148)	12,869
Other income (expense):
Interest expense and fees	(8,385)	(8,746)
Loss on derivative instruments	(137)	(12,410)

Net loss	(38,670)	(8,287)
Accretion of redeemable preferred membership interest	(2,101)	(1,929)

Net loss attributable to common members	$(40,771)	$(10,216)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$703	$234
Broker deposits	264	1,233
Accounts receivable, less allowance for doubtful accounts ($2,375 in 2009 and $2,793 in 2008)	59,656	72,430
Inventories	223,711	199,895
Fair value of contracts under SFAS 133	198	1,141
Other current assets	3,735	6,193

Total current assets	288,267	281,126
Non-current assets:
Property and equipment, net	101,577	103,519
Other assets	7,869	8,410
Goodwill	283	283

Total non-current assets	109,729	112,212

Total assets	$397,996	$393,338

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$247,055	$196,278
Current portion of long-term debt and capital lease obligations	4,445	4,286
Borrowings under revolving credit facility, net of discount ($519 in 2009 and $654 in 2008)	156,169	167,765
Fair value of contracts under SFAS 133	300	341
Accrued expenses, payroll and other	21,627	16,633

Total current liabilities	429,596	385,303
Non-current liabilities:
Term loans and capital lease obligations, less current portion	25,618	26,617
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	13,521	13,521
Other liabilities	1,207	1,173

Total non-current liabilities	190,346	191,311
Redeemable preferred membership interest (liquidation preference of $86,625 as of March 31, 2009)	85,774	83,673
Members’ deficit
Members’ deficit	(296,523)	(255,752)
Accumulated other comprehensive deficit	(11,197)	(11,197)

Total members’ deficit	(307,720)	(266,949)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$397,996	$393,338

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities
Net loss	$(38,670)	$(8,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,860	3,454
Amortization of deferred financing fees	586	517
Recognition of unrealized actuarial gain from other post retirement benefits	—	(3,178)
LIFO provision	—	7,500
Employee retirement benefits	(727)	(774)
Unrealized loss on derivative instruments	1,207	4,217
Changes in operating assets and liabilities:
Broker deposits	969	(667)
Accounts receivable	12,774	(52,877)
Inventories	(23,816)	(74,119)
Other current assets	2,458	573
Accounts payable	50,777	66,417
Accrued expenses, payroll and other	5,405	4,703

Net cash provided by (used in) operating activities	14,823	(52,521)

Cash flows from investing activities
Purchase of equipment	(1,918)	(3,361)

Net cash used in investing activities	(1,918)	(3,361)

Cash flows from financing activities
Net (payments on) issuance of short-term borrowings	(11,596)	57,017

Payments on long-term obligations	(840)	(875)

Net cash (used in) provided by financing activities	(12,436)	56,142

Net increase in cash and cash equivalents	469	260
Cash and cash equivalents at beginning of period	234	1,447

Cash and cash equivalents at end of period	$703	$1,707

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, the Company reports inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. LCM impact relates to the effect on earnings of valuing at the lower of cost or market.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended March 31,
	2009	2008
Net loss	$(38,670)	$(8,287)
Interest expense and fees	8,385	8,746
Depreciation and amortization	3,860	3,454
LIFO Adjustment	—	7,500
Unrealized loss on derivative instruments	1,207	4,217

Adjusted EBITDA	$(25,218)	$15,630
LCM impact	21,690	—

Adjusted EBITDA with LCM impact	(3,528)	15,630

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	2009	2008
Net cash used in operating activities	14,823	(52,521)
Changes in working capital items and other	(26,736)	59,405
Interest expense and fees	8,385	8,746

Adjusted EBITDA with LCM impact	$(3,528)	$15,630

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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